Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-261405, 333-257878, 333-248576, 333-239799) and Form S-3 (No. 333-257798) of GreenBox POS of our report dated March 31, 2021, relating to the financial statements of GreenBox POS, as of December 31, 2021 and 2020 which appears in this Annual Report on Form 10-K.

Certified Public Accountants

Lakewood, CO

March 31, 2022